FORM OF

FOURTH AMENDMENT TO THE

EXPENSE LIMITATION AGREEMENT

This FOURTH AMENDMENT (the “Amendment”) dated [ ], 2026, amends the Expense Limitation Agreement between Hartford Funds Exchange-Traded Trust (the “Trust”) on behalf of each of its series (each a “Fund” and collectively, the “Funds”) and Hartford Funds Management Company, LLC (the “Adviser”), dated September 15, 2025 (the “Agreement”).

WHEREAS, Hartford Hybrid and Credit Opportunities ETF is a newly created series of the Trust and will commence operations in connection with the conversion of a mutual fund into such Fund pursuant to an Agreement and Plan of Reorganization and Liquidation;

WHEREAS, the Trust’s Board of Trustees (the “Board”) has approved the terms and conditions of the expense limitation arrangements on behalf of the Fund; and

WHEREAS, the Trust and the Adviser wish to amend the Agreement to add the Fund to the Agreement.

NOW, THEREFORE, the Trust and the Adviser hereby agree as follows:

1.	Schedule A is deleted in its entirety and replaced with the following Schedule A:

SCHEDULE A

Fund	Covered Period[1]		Total Net Annual Operating Expense Limit (as a percent of average daily net assets during current fiscal period)

Hartford Alpha Capture Growth ETF	Commencement Date: May 27, 2026	Ending Date: February 29, 2028	0.42%

Hartford Alpha Capture International Equity ETF	Commencement Date: August 4, 2026	Ending Date: February 29, 2028	0.52%

Hartford Alpha Capture International Value ETF	Commencement Date: August 4, 2026	Ending Date: February 29, 2028	0.56%

Hartford Dynamic Bond ETF	Commencement Date: September 15, 2025	Ending Date: November 30, 2026	0.60%

Hartford Equity Premium Income ETF	Commencement Date: December 10, 2025	Ending Date: February 28, 2027	0.49%

[1]	For each Fund, the covered period is inclusive of the respective commencement date and the ending date as reflected in the table above.

SCHEDULE A

Fund	Covered Period[1]		Total Net Annual Operating Expense Limit (as a percent of average daily net assets during current fiscal period)

Hartford High Yield ETF	Commencement Date: August 4, 2026	Ending Date: February 29, 2028	0.50%

Hartford Hybrid and Credit Opportunities ETF	Commencement Date: [ ], 2026	Ending Date: February 29, 2028	0.55%

2.	All other terms of the Agreement remain in effect.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

HARTFORD FUNDS EXCHANGE-TRADED TRUST

By:
Name: Thomas R. Phillips
Title: Secretary and Vice President

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

By:
Name: Amy N. Furlong
Title: Chief Financial Officer

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